SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549



                             FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                  Date of Report:  June 30, 1995


                BELLSOUTH TELECOMMUNICATIONS, INC.
      (Exact name of registrant as specified in its charter)



         Georgia                 1-1049                  58-0436120
      (State or other         (Commission              (IRS Employer
      jurisdiction of          File Number)            Identification
      incorporation)                                         No.)


        675 West Peachtree Street, N. E., Atlanta, Georgia 30375
            (Address of principal executive offices)   (Zip Code)


        Registrant's telephone number, including area code
                       (404) 529-8611


Item 5.  Other Events


Discontinuance of SFAS No. 71

BellSouth Corporation's (BellSouth) regulated enterprise, BellSouth Telecommunications, Inc. (BellSouth Telecommunications), has historically accounted for the economic effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The implementation of price regulation in the regulatory arena, however, has and continues to be a cornerstone in BellSouth Telecommunications' corporate strategy. Changes in the regulatory framework at the state and federal level are becoming increasingly evident. North Carolina, Georgia, Tennessee and Florida have each enacted legislation authorizing price regulation and local exchange competition. In addition, price regulation proposals are under review in the remaining states in BellSouth Telecommunications' service region. At the federal level, the Federal Communications Commission (FCC) has adopted an interim price cap plan which, similar to the state price regulation plans, provides an option for companies to eliminate earnings limitations and sharing requirements. As a result of changes in the regulatory framework at both the state and federal levels, a significant portion of BellSouth Telecommunications' revenue will no longer be regulated based on the recovery of specific costs.

As a result of changes in the regulatory framework, BellSouth Telecommunications also expects that competition in its local exchange markets will accelerate. Changes in the regulatory framework that allow for price regulation have included the simultaneous removal of legal and regulatory barriers for potential competitors. The removal of these barriers is expected to encourage potential competitors to accelerate deployment of competing networks to either compete directly for local service or to bypass the BellSouth Telecommunications network for long distance access. Potential competitors have continued to make investments in wireless licenses, cable properties and enhanced interexchange networks which serves as further evidence of increased competition.

As a result of its continuing regulatory and marketplace assessments, the company has concluded that it is no longer appropriate to prepare its external financial results using the accounting method required for regulated enterprises. BellSouth Telecommunications believes that based on the changing regulatory environment and the increasing level of competition, it is required to discontinue SFAS No. 71 for financial reporting purposes because most of its revenues will be generated under market-based pricing and because it is doubtful that regulated rates could be charged to and collected from customers. Recent changes in its regulatory framework and the simultaneous elimination of legal and regulatory barriers for its competitors both support discontinuance of SFAS No. 71. Accordingly, effective in the second quarter, BellSouth Telecommunications will discontinue application of SFAS No. 71 for financial reporting purposes.
Because of the discontinuance of SFAS No. 71, BellSouth Telecommunications will recognize for financial reporting purposes a non-cash extraordinary charge of about $2.7 billion (net of taxes of $1.7 billion). As a result of this extraordinary charge, BellSouth expects to report a loss for second quarter 1995 and for the year 1995 in total. The primary component of the charge consists of a $3.0 billion charge (net of taxes of $1.9 billion) to reduce the recorded value of long lived telephone plant and equipment to the level appropriate for non-regulated enterprises. This reduction recognizes that these assets have been underdepreciated due to regulator-prescribed asset lives which exceed the estimated economic asset lives, and that the current recorded value of these assets is not recoverable in the future due to the expected levels of competition.

The adjustment of telephone plant and equipment will be reflected through a $4.9 billion increase in accumulated depreciation. For financial reporting purposes, the related average depreciable lives of significant categories of long lived telephone plant will be reduced to more closely reflect the economic and technological lives. Differences between regulator-approved asset lives and the current estimated economic asset lives are as follows:

                          Composite of            Estimated
                       Regulator-Approved      Economic Asset
Category of Asset       Asset Lives (in       Lives (in Years)
                             Years)

Digital Switching             17.0                  10.0
Circuit-Other                 10.5                   9.1
Aerial Metallic               20.0                  14.0
Cable
Underground Metallic          25.0                  12.0
Cable
Buried Metallic               20.0                  14.0
Cable

As a result of shorter lives applicable to both existing and newly acquired assets, BellSouth expects that depreciation expense will increase about $22 million in 1995 and about $70 million in 1996. The ongoing impact on net income, however, is expected to be insignificant in these time periods because of elimination of the amortization of net regulatory assets and the acceleration of unamortized investment tax credits due to the shorter lives. BellSouth Telecommunications' accounting and reporting for regulatory purposes is not affected by the discontinued application of SFAS No. 71.

The extraordinary charge also includes several secondary components. Included in the overall charge is an approximately $71 million one-time after-tax increase to reflect the removal of regulatory assets and liabilities that were recorded as a result of previous actions by regulators. Virtually all of these regulatory assets and liabilities arose in connection with the incorporation of new accounting standards into the ratemaking process, and were transitory in nature. The magnitude of the regulatory assets and liabilities has been decreasing over time due to the ongoing amortization prescribed as a part of the adoption in 1988 of the FCC's current Uniform System of Accounts. The overall extraordinary charge was also reduced by about $19 million for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives. In addition, the overall extraordinary charge was reduced by $194 million after-tax related to the method by which BellSouth Telecommunications reports the results of its directory publishing operations. BellSouth's unregulated subsidiaries recognize directory publishing revenues and production expenses using the "issue" basis. Under the issue basis, revenues and product expenses are recognized when directories are published rather than over the lives of the directories (generally one year) as under the prescribed regulatory accounting framework. BellSouth Telecommunications will now begin reporting on an issue basis consistent with BellSouth's unregulated subsidiaries and with publishing companies in general.

The key components of the non-cash extraordinary charge (net of taxes) are summarized as follows:

Extraordinary Charge by Component                 Estimated impact
                                                  ($ in millions)

Reduction in Recorded Value of Long
 Lived Telephone Plant                                ($3,002)

Partial Adjustment to Unamortized
 Investment Tax Credits                                    19

Elimination of Regulatory Assets and
 Liabilities                                               71

Full Adoption of Issue Basis Accounting                   194

     Estimated Extraordinary Charge to be
      Recognized at June 30, 1995                     ($2,718)



                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


    BELLSOUTH TELECOMMUNICATIONS, INC.



    By: /s/PATRICK H. CASEY
        Patrick H. Casey
        Vice President and Comptroller
        June 30, 1995